Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: January 4, 2017

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES RETIREMENT OF CHAIRMAN AND FOUNDER, DONALD A. FOSS

Southfield, Michigan – January 4, 2017 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that Donald A. Foss, the Company’s Chairman, has decided to retire as an officer and director effective January 3, 2017.

Mr. Foss founded Credit Acceptance in 1972 and served as the Company’s Chief Executive Officer from 1972 through 2001. He added the role of Chairman of the Board at the time of the Company’s initial public stock offering in 1992. Since that time, the Company’s market capitalization has grown from $90 million to over $4.5 billion. In addition to delivering returns to shareholders over this 24.5 year period in excess of 20% per year, the Company has helped change the lives of millions of individuals by helping them obtain a vehicle and providing an opportunity for these individuals to improve their credit standing.

The Board has no present intention to fill the Chairman’s role or to fill the vacancy on the board created by Mr. Foss’s retirement. The Board of Directors will be led by Lead Director and Chair of the Audit Committee, Mr. Thomas N. Tryforos.

About Credit Acceptance

Since 1972, Credit Acceptance has offered automobile dealers financing programs that enable them to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.